Exhibit 1(b)(1)

                             SCUDDER PATHWAY SERIES

                Certificate of Amendment of Declaration of Trust
                ------------------------------------------------

         The undersigned, being at least a majority of the duly elected and qualified Trustees of Scudder Pathway Series, a Massachusetts business trust, acting pursuant to a Declaration of Trust dated July 1, 1994, do hereby certify that the Trustees, by a unanimous vote on September 12, 1996, adopted an amendment to the Declaration of Trust striking out Section 5.11 and inserting in lieu thereof the following:

         Section 5.11. Series Designation. The Trustees, in their discretion, may authorize the division of Shares into two or more Series, and the different Series shall be established and designated, and the variations in the relative rights and preferences as between the different Series shall be fixed and determined, by the Trustees; provided, that all Shares shall be identical except that there may be variations so fixed and determined between different Series as to investment objective, purchase price, allocation of expenses, right of redemption, special and relative rights as to dividends and on liquidation, conversion rights, and conditions under which the several Series shall have separate voting rights. All references to Shares in this Declaration shall be deemed to be Shares of any or all Series as the context may require.

                  Without limiting the authority of the Trustees to establish and designate any additional Series of Shares (or Classes of Shares under Section 5.13 herein), there shall be established six initial series to be known, respectively, as:

                            (1) Pathway Growth Portfolio
                            (2) Pathway Pure Income Portfolio
                            (3) Pathway Pure Growth Portfolio
                            (4) Pathway Balanced Portfolio
                            (5) Pathway Conservative Portfolio
                            (6) Pathway International Portfolio

                  (a) All provisions herein relating to the Trust shall apply equally to each Series of the Trust except as the context requires otherwise.



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                  (b) The number of authorized Shares and the number of Shares of each Series that may be issued shall be unlimited. The Trustees may classify or reclassify any unissued Shares or any Shares previously issued and reacquired of any Series into one or more Series that may be established and designated from time to time. The Trustees may hold as treasury Shares (of the same or some other Series), reissue for such consideration and on such terms as they may determine, or cancel any Shares of any Series reacquired by the Trust at their discretion from time to time.

                  (c) All consideration received by the Trust for the issue or sale of Shares of a particular Series, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to that Series for all purposes, subject only to the rights of creditors of such Series and except as may otherwise be required by applicable laws, and shall be so recorded upon the books of account of the Trust. In the event that there are any assets, income, earnings, profits, and proceeds thereof, funds, or payments which are not readily identifiable as belonging to any particular Series, the Trustees shall allocate them among any one or more of the Series established and designated from time to time in such manner and on such basis as they, in their sole discretion, deem fair and equitable. Each such allocation by the Trustees shall be conclusive and binding upon the Shareholders of all Series for all purposes.

                  (d) The assets belonging to each particular Series shall be charged with the liabilities of the Trust in respect of that Series and all expenses, costs, charges and reserves attributable to that Series, and any general liabilities, expenses, costs, charges or reserves of the Trust which are not readily identifiable as belonging to any particular Series shall be allocated and charged by the Trustees to and among any one or more of the Series established and designated from time to time in such manner and on such basis as the Trustees in their

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         sole discretion deem fair and equitable. Each allocation of liabilities, expenses, costs, charges and reserves by the Trustees shall be conclusive and binding upon the Shareholders of all Series for all purposes. The Trustees shall have full discretion, to the extent not inconsistent with the 1940 Act, to determine which items are capital; and each such determination and allocation shall be conclusive and binding upon the Shareholders. The assets of a particular Series of the Trust shall, under no circumstances, be charged with liabilities attributable to any other Series of the Trust. All persons extending credit to, or contracting with or having any claim against a particular Series of the Trust shall look only to the assets of that particular Series for payment of such credit, contract or claim. No Shareholder or former Shareholder of any Series shall have any claim on or right to any assets allocated or belonging to any other Series.

                  (e) Each Share of a Series of the Trust shall represent a beneficial interest in the net assets of such Series. Each holder of Shares of a Series shall be entitled to receive his pro rata share of distributions of income and capital gains made with respect to such Series. Upon redemption of his Shares or indemnification for liabilities incurred by reason of his being or having been a Shareholder of a Series, such Shareholder shall be paid solely out of the funds and property of such Series of the Trust. Upon liquidation or termination of a Series of the Trust, Shareholders of such Series shall be entitled to receive a pro rata share of the net assets of such Series. A Shareholder of a particular Series of the Trust shall not be entitled to participate in a derivative or class action on behalf of any other Series or the Shareholders of any other Series of the Trust.

                  (f) The establishment and designation of any Series of Shares shall be effective upon the execution by a majority of the then Trustees of an instrument setting forth such establishment and designation and the relative rights and preferences of such Series, or as otherwise provided in such instrument. The Trustees may by an instrument executed by a majority of their number abolish any Series

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         and the establishment and designation thereof. Except as otherwise provided in this Article V, the Trustees shall have the power to determine the designations, preferences, privileges, limitations and rights, of each class and Series of Shares. Each instrument referred to in this paragraph shall have the status of an amendment to this Declaration.


         IN WITNESS WHEREOF, the undersigned have this day signed this Certificate of Amendment of Declaration of Trust.

Dated:   9/12/96
         -------

/s/Edgar R. Fiedler                         /s/David S. Lee
-------------------                         ---------------
Edgar R. Fiedler, as Trustee                David S. Lee, as Trustee

/s/J.D. Hammond                             /s/Daniel Pierce
---------------                             ----------------
J.D. Hammond, as Trustee                    Daniel Pierce, as Trustee

/s/Richard Hunt
---------------
Richard Hunt, as Trustee


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